N e w s  R e l e a s e

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL REPORTS FIRST QUARTER SALES UP 3% TO
$7.8 BILLION; EARNINGS PER SHARE OF $0.50

       •  EPS of $0.68 Excluding Non-Cash Pension Expense, Up 21% Versus Prior Year
       •  Organic Sales Growth Resumes in Several Short-Cycle Businesses
       •  Strong Operating Leverage, Margin Improvement In 3 of 4 Businesses
       •  Raising Full-Year EPS and Cash Flow Guidance

     MORRIS TOWNSHIP, N.J., April 23, 2010 -- Honeywell (NYSE: HON) today announced first quarter 2010 sales were up 3% to $7.8 billion versus $7.6 billion in 2009 and earnings were $0.50 per share versus $0.54 per share in the prior year. Excluding non-cash pension expense, earnings were up 21% to $0.68 per share compared to $0.56 per share in the prior year. Cash flow from operations was $743 million versus $341 million in the first quarter of 2009 and free cash flow (cash flow from operations less capital expenditures) was up 190% to $673 million compared to $232 million last year.

     “Honeywell’s first quarter performance reflects better than expected improvements in many of our end markets, coupled with strong commercial execution and disciplined cost controls,” said Honeywell Chairman and Chief Executive Officer Dave Cote. “Key short cycle businesses, such as turbochargers and general industrial products, saw good organic growth in the quarter reflecting improved market conditions. We’re building a strong backlog of orders and are encouraged by continued penetration of our new products and important contracts won during the quarter. We also continue to benefit from effective execution of our big process initiatives - Honeywell Operating System, Velocity Product Development™, and Functional Transformation - contributing to strong operating leverage and margin expansion.” “While the timing and shape of the recovery is uncertain and we remain conservative in our planning assumptions, the outlook for Honeywell is bright,” continued Cote. “Our great positions in good industries; links to favorable global macro trends, such as safety, security, and energy efficiency; growth in emerging regions; and strong pipeline of new products and technologies are reflected in our raised outlook for the year and should drive attractive growth over the long-term.” Honeywell now expects 2010 sales of $31.5 -32.3 billion and earnings in the range of $2.30 -2.45 per share versus a previous estimate of $2.20 -2.40 per share. The company also now expects free cash flow of $2.8 -3.1 billion (cash flow from operations of $3.5 -3.8 billion) versus a previous estimate of $2.4 -2.7 billion.

- MORE -

Q1’10 Results - 2

First Quarter Segment Highlights

Aerospace

  Sales were down 9% compared with the first quarter of 2009, primarily due to lower original equipment sales to regional and business aviation customers and lower airline aftermarket sales, partially offset by growth in defense sales and logistics services.

  Segment profit was down 15% and segment margin decreased 120 bps to 16.5%, primarily due to volume declines, partially offset by cost savings initiatives and benefits from prior repositioning actions.

  Honeywell announced more than $190 million in contracts at the Singapore Air Show for avionics, maintenance, and auxiliary power unit selections with Asia Pacific regional airlines, including China Eastern, Air China, Qantas, and Vietnam Airlines.

  Honeywell won a $51 million, five-year contract with the Naval Air Warfare Center Aircraft Division to provide engineering and integrated logistics support. The company will provide design, development, integration, testing, evaluation, maintenance, and logistics support for the Light Airborne Multi-Purpose System (LAMPS), the shipboard element of a two-way digital data link between a U.S. Navy ship and a SH-60 helicopter.

  Honeywell was selected by Commercial Aircraft Corporation of China, Ltd. (COMAC) to supply our 131-9 Auxiliary Power Unit (APU) and associated equipment for the C919 single-aisle commercial airliner valued at $7.3 billion over the life of the contract. The Honeywell 131-9 APU has more than 51 million hours in commercial service on narrow-body aircraft like the Boeing 737 and the Airbus A320. The 131-9 APU delivers industry-leading reliability with more than 10,000 hours between unscheduled maintenance, which lowers the cost of operations and features the lowest fuel burn and ramp noise available in its class.

Automation and Control Solutions

  Sales were up 4%, compared with the first quarter of 2009, primarily due to the positive impact of foreign exchange, continued growth in emerging regions, new product introductions, and general industrial recovery, partially offset by softness in commercial and residential end markets in developed regions.

  Segment profit was up 24% and segment margin increased 200 bps to 12.4% driven by cost savings initiatives and benefits from prior repositioning actions, partially offset by inflation.

  Automation and Control Solutions introduced approximately 115 new products in the first quarter, including the Dolphin® 9700, a rugged digital assistant, equipped with multi-functional data collection and communications; the Honeywell ZephyrTM , the industry’s most accurate airflow sensor for medical and industrial applications; and the Silent Knight IntelliKnight 5600, a 25-point control panel that provides customers with a more cost-effective, intelligent fire alarm solution with pinpoint identification of a fire source.

  Building Solutions won a General Services Administration (GSA) Region 7 Energy Savings Performance Contract (ESPC) worth $10 million. The GSA sites are primarily border stations, federal office buildings, and courthouses. The project includes both solar and wind power installations, with building automation (lighting, water, and mechanical retrofits) being installed at 22 sites.

  Process Solutions signed a five-year agreement to be a Main Automation Contractor (MAC) for Royal Dutch Shell PLC to design automation and safety systems. In addition, the business announced that its Experion® Process Knowledge System (PKS®) will control operations and help drive a 50% increase in production capacity for Thailand’s first supercritical power plant operated by GHECO-One Ltd; a significant $5 million commitment from a Korean shipbuilder for instrumentation on 100 vessels; and RMG secured a $5 million contract from a Chinese gas pipeline distribution company to provide regulators for gas pressure reduction stations.

- MORE -

Q1’10 Results - 3

Transportation Systems

  Sales were up 33% compared with the first quarter of 2009, due to higher volumes of turbochargers, friction materials, and consumer products globally and the favorable impact of foreign exchange.

  Segment profit was up approximately $100 million and segment margin increased 1,000 bps to 9.6% driven by higher volumes, increased productivity, and benefits from prior restructuring actions.

  Honeywell Turbo Technologies was awarded new platform wins with customers including Volkswagen, Peugeot, and General Motors estimated at more than $1 billion in revenue over the life of the programs. The platforms span the European, Asian, and American markets for both passenger and commercial vehicle applications and are expected to launch beginning in 2012.

  Honeywell launched its latest Euro5 VNT™ (Variable Nozzle Turbine) turbo on the world’s most fuel-efficient five-seater passenger car – the Volkswagen Polo BlueMotion 1.2L diesel. The Polo will deliver 15% better fuel economy and 15% less emissions than its predecessor model.

Specialty Materials

  Sales were up 8% compared with the first quarter of 2009, resulting from higher sales in our Resins and Chemicals, Electronic Materials, and Fluorine Products businesses due to improved global markets and the favorable impact of pass-through raw material price increases, partially offset by lower catalyst sales and project timing in our UOP business.

  Segment profit was up 36% and segment margin increased 300 bps to 14.9% due to higher sales, commercial and plant effectiveness, and cost savings initiatives.

  Honeywell Green Jet Fuel™, produced using Honeywell UOP’s renewable jet fuel process technology, powered a U.S. Navy F/A-18 Super Hornet (the “Green Hornet”) in the first supersonic flight as part of the Navy’s efforts to certify the use of alternative fuels in military aircraft. The fuel was produced under a project for U.S. Defense Energy Support Center (DESC). Honeywell’s UOP is producing approximately 600,000 gallons of fuel for use by the Navy and U.S. Air Force from sustainable, non-food feedstocks, including animal fats, algae, and camelina. Honeywell Green Jet Fuel has already been successfully tested on commercial aircraft in demonstration flights by Air New Zealand, Continental Airlines, Japan Airlines, and KLM. Results from those demonstration flights showed Honeywell Green Jet Fuel in a 50/50 blend with petroleum jet fuel performed as well, if not better, than traditional petroleum-derived jet fuel.

  Honeywell Fluorine Products announced the launch of the Honeywell Enovate™ PRO Contractor Program designed to help contractors expand their business offerings in the area of air sealing and weatherization for home and buildings. The program features new Honeywell products, including energy-efficient foam insulation and sealants, as well as professional development training.

Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (719) 785-1755 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the investor call starting at 11:00 a.m. EDT, April 23, until midnight, April 30, by dialing (719) 457-0820. The access code is 4643398.

- MORE -

Q1’10 Results - 4

Honeywell International (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

# # #

Q1'10 - Results - 5

Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Product sales	$6,047	$5,818
Service sales	1,729	1,752
Net sales	7,776	7,570
Costs, expenses and other
Cost of products sold (A)	4,787	4,608
Cost of services sold (A)	1,195	1,148
	5,982	5,756
Selling, general and administrative expenses (A)	1,136	1,152
Other (income) expense	(2)	2
Interest and other financial charges	107	117
	7,223	7,027
Income before taxes	553	543
Tax expense	160	144
Net income	393	399
Less: Net income attributable to the noncontrolling interest	7	2
Net income attributable to Honeywell	$386	$397

Earnings per share of common stock - basic	$0.50	$0.54

Earnings per share of common stock - assuming dilution	$0.50	$0.54

Weighted average number of shares outstanding-basic	766	738

Weighted average number of shares outstanding -
assuming dilution	772	739

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

Q1'10 - Results - 6

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
Net Sales	2010	2009
Aerospace	$2,506	$2,759
Automation and Control Solutions	3,124	3,001
Specialty Materials	1,139	1,054
Transportation Systems	1,007	756
Corporate	-	-
Total	$7,776	$7,570

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended
	March 31,
Segment Profit	2010	2009
Aerospace	$413	$488
Automation and Control Solutions	386	311
Specialty Materials	170	125
Transportation Systems	96	(3)
Corporate	(29)	(45)
Total Segment Profit	1,036	876
Other income/ (expense) (A)	(2)	(8)
Interest and other financial charges	(107)	(117)
Stock compensation expense (B)	(50)	(42)
Pension expense (B)	(200)	(26)
Other postretirement income/ (expense) (B)	18	(29)
Repositioning and other charges (B)	(142)	(111)
Income before taxes	$553	$543

(A)	Equity income/(loss) of affiliated companies is included in Segment Profit

(B)	Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q1'10 - Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$2,851	$2,801
Accounts, notes and other receivables	6,184	6,274
Inventories	3,568	3,446
Deferred income taxes	1,024	1,034
Investments and other current assets	706	381
Total current assets	14,333	13,936

Investments and long-term receivables	586	579
Property, plant and equipment - net	4,697	4,847
Goodwill	10,362	10,494
Other intangible assets - net	2,114	2,174
Insurance recoveries for asbestos related liabilities	936	941
Deferred income taxes	1,973	2,017
Other assets	1,025	1,016
Total assets	$36,026	$36,004

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,553	$3,633
Short-term borrowings	44	45
Commercial paper	1,248	298
Current maturities of long-term debt	23	1,018
Accrued liabilities	6,233	6,153
Total current liabilities	11,101	11,147

Long-term debt	6,246	6,246
Deferred income taxes	570	542
Postretirement benefit obligations other than pensions	1,547	1,594
Asbestos related liabilities	1,049	1,040
Other liabilities	6,409	6,481
Shareowners' equity	9,104	8,954
Total liabilities and shareowners' equity	$36,026	$36,004

Q1'10 - Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income attributable to Honeywell	$386	$397
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation and amortization	233	234
Repositioning and other charges	142	111
Net payments for repositioning and other charges	(119)	(148)
Pension and other postretirement expense	182	55
Pension and other postretirement benefit payments	(36)	(47)
Stock compensation expense	50	42
Deferred income taxes	26	272
Excess tax benefits from share based payment arrangements	(2)	-
Other	(96)	(142)
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	90	461
Inventories	(122)	49
Other current assets	(28)	(31)
Accounts payable	(80)	(629)
Accrued liabilities	117	(283)
Net cash provided by operating activities	743	341

Cash flows from investing activities:
Expenditures for property, plant and equipment	(70)	(109)
Proceeds from disposals of property, plant and equipment	1	8
Increase in investments	(296)	-
Decrease in investments	-	1
Cash paid for acquisitions, net of cash acquired	-	(20)
Other	(16)	(6)
Net cash used for investing activities	(381)	(126)

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	950	(931)
Net (decrease)/increase in short-term borrowings	(1)	6
Proceeds from issuance of common stock	32	4
Proceeds from issuance of long-term debt	-	1,488
Payments of long-term debt	(1,001)	(493)
Excess tax benefits from share based payment arrangements	2	-
Cash dividends paid	(231)	(224)
Net cash used for financing activities	(249)	(150)

Effect of foreign exchange rate changes on cash and cash equivalents	(63)	(78)

Net increase/(decrease) in cash and cash equivalents	50	(13)
Cash and cash equivalents at beginning of period	2,801	2,065
Cash and cash equivalents at end of period	$2,851	$2,052

Q1'10 - Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Calculation of Free Cash Flow Conversion (Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2010	2009	2010 Guidance
Cash provided by operating activities	$743	$341	~$3,500 - $3,800
Expenditures for property, plant and equipment	(70)	(109)	~ $700
Free cash flow	$673	$232	$2,800 - $3,100

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

Reconciliation of Earnings per share to Earnings per share, excluding pension expense (Unaudited)

	Three Months Ended
	March 31,
	2010 [1]	2009 [1]	2010 EPS Guidance [2]

Earnings per share of common stock - assuming dilution	$0.50	$0.54	~$2.30 - $2.45

Pension expense	0.18	~0.03	~ $0.77

Earnings per share of common stock - assuming dilution, excluding pension expense	$0.68	$0.56	~$3.07 - $3.22

1- Utilizes weighted average shares outstanding and the effective tax rate for the period.

2- Assumes weighted average shares outstanding of 780 million and a 26.5% effective tax rate for 2010 guidance.

We believe that earnings per share of common stock - assuming dilution, excluding pension expense is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.